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                                                                        ANNEX A
BB&T Capital Markets                                         Equity Group
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                                                             P.O. Box 1575
                                                   909 East Main Street (23219)
                                                             Richmond, VA
                                                             23216-1575

                                March 29, 2000

Special Committee of the Board of Directors
Pulaski Furniture Corporation
One Pulaski Square
P.O. Box 1371
Pulaski, VA 24301

Gentlemen:

  The Pulaski Furniture Corporation (the "Company"), Pine Holdings, Inc. ("Parent"), and Pine Acquisition Corp., a wholly owned subsidiary of the Parent (the "Acquiror"), plan to approve the acquisition of the Company by the Parent pursuant to a tender offer (the "Offer") by the Acquiror for all of the outstanding shares of Common Stock (the "Common Stock") including associated preferred share purchase rights (the "Rights", and together with the Common Stock the "Shares"), other than those owned by certain members of the Company's management (collectively, the "Management Stockholders") (such Shares are referred to herein as the "Public Shares") and the subsequent merger of Acquiror with and into the Company (the "Merger" and together with the Offer, the "Proposed Transaction") pursuant to the Agreement and Plan of Merger, dated as of March 29, 2000 among the Company, Parent and Acquiror (the "Merger Agreement"). In connection with the Merger Agreement, a related agreement was entered into, the Stock Voting and Non-Tender Agreement, dated March 29, 2000 (the "Voting Agreement" and together with the Merger Agreement the "Agreements").

  Pursuant to the Merger Agreement, the Parent will acquire the Public Shares not owned by the Parent for cash consideration of $22.50 per Share, subject to and upon the terms and conditions of the Agreements (the "Consideration"). In addition, pursuant to the Voting Agreement, the Management Stockholders have committed that all Shares of the Company owned by them, representing approximately 8.0% of the total number of Company Shares issued and outstanding as of the date of the Merger Agreement will be converted in the Merger into stock and subordinated notes of the Acquiror. You have requested our opinion with respect to the fairness from a financial point of view to the holders of Public Shares, as of the date of this letter, of the Consideration to be received by them in the Proposed Transaction.

  BB&T Capital Markets, a division of Scott & Stringfellow, Inc. ("BBTCM") as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee upon the delivery of this opinion and the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

BB&T Capital Markets is a division of Scott & Stringfellow, Inc., a registered broker/dealer subsidiary of BB&T Corporation . Member NYSE/SIPC
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Special Committee of the Board of Directors
Pulaski Furniture Corporation
March 29, 2000
Page 2

  In developing our opinion, we have, among other things: (1) reviewed the final Agreements and discussed with management and representatives of the Company and the Parent the proposed material terms of the Proposed Transaction; (2) reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial statements and certain other relevant financial and operating information for the fiscal year ended October 31, 1999 and the fiscal years ended November 1, 1998 and November 2, 1997; (3) the Company's quarterly report on Form 10-Q and related financial statements and certain other relevant financial and operating information for the quarter dated January 23, 2000; (4) reviewed certain information, including financial forecasts provided to us by the management of the Company relating to the business, earnings, cash flow, assets and prospects of the Company; (5) conducted discussions with members of senior management of the Company concerning the Company's businesses, prospects, and the forecasts provided to us by the management of the Company; (6) reviewed the historical market prices and trading activity for the Company's Common Stock and compared such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant; (7) compared the financial position and results of operation of the Company with those of certain publicly traded companies which we deemed to be relevant; (8) compared the proposed financial terms of the Proposed Transaction with the financial terms of certain other business combinations which we deemed to be relevant; (9) reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, one week prior to the announcement and four weeks prior to the announcement; and (10) reviewed other such financial studies and analyses and performed such other investigations and took into account all other matters as we deemed to be material or otherwise necessary to render our Opinion, including our assessment of regulatory, economic, market, and monetary conditions.

  In conducting our review and arriving at our opinion, we discussed with members of management and representatives of the Company and the Parent the background of the Proposed Transaction, the reasons and basis for the Proposed Transaction and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of the Company and the Parent. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have conducted only a limited physical inspection of the Company's facilities. We have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of the Company. We have further assumed that the financial forecasts provided to us by the Company have been reasonably prepared on a basis reflecting the best judgment and currently available estimates of management and that such forecasts will be realized in the amounts and at the times contemplated. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We have also assumed that, in the course of obtaining regulatory and third party consents for the Proposed Transaction, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company.

  Our opinion expressed herein was prepared for the use of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Proposed Transaction and does not constitute a recommendation to the holders of the Public Shares as to whether such holder should tender its Shares in the Offer or how they should vote at the stockholders' meeting in connection with the Proposed Transaction. Our opinion may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of a description of and reproduction in full of this opinion in the Schedule TO, the Schedule 14D-9 and any proxy statement distributed in connection with the Proposed Transaction.
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Special Committee of the Board of Directors
Pulaski Furniture Corporation
March 29, 2000
Page 3

  On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Public Shares in the Proposed Transaction is fair from a financial point of view to the holders of Public Shares of the Company.

                                          Very truly yours,

                                          BB&T CAPITAL MARKETS
                                          A division of Scott & Stringfellow,
                                           Inc.